FIDELITY ADVISOR SERIES VIII

(the "Trust")

SPECIAL MEETING OF SHAREHOLDERS

March 14, 2001

12:00 p.m.

Pursuant to notice duly given, a Special Meeting of Shareholders of

FIDELITY ADVISOR DIVERSIFIED INTERNATIONAL FUND

FIDELITY ADVISOR EMERGING ASIA FUND

FIDELITY ADVISOR EMERGING MARKETS INCOME FUND

FIDELITY ADVISOR EUROPE CAPITAL APPRECIATION FUND

FIDELITY ADVISOR GLOBAL EQUITY FUND

FIDELITY ADVISOR INTERNATIONAL CAPITAL APPRECIATION FUND

FIDELITY ADVISOR JAPAN FUND

FIDELITY ADVISOR KOREA FUND

FIDELITY ADVISOR LATIN AMERICA FUND

FIDELITY ADVISOR OVERSEAS FUND

(the "Funds")

was held on March 14, 2001 at 12:00 p.m. at an office of the Trust, 27 State Street, Boston, Massachusetts.

Mr. Robert Dwight acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Ms. Debra Capua, Director of the Legal Product Group, acting as Secretary Pro Tempore, recorded the minutes. Mr. Michael Cook, an Independent Trustee of the Trust, and Mr. Eric Roiter, General Counsel of FMR, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

Mr. Dwight stated that a special meeting of the shareholders of the Funds was held on February 14, 2001 and the meeting was adjourned for all Funds of Fidelity Advisor Series VIII with respect to proposals 1 and 2, and for all other proposals for each of Fidelity Advisor Diversified International Fund, Fidelity Advisor Emerging Asia Fund, Fidelity Advisor Emerging Markets Income Fund, Fidelity Advisor Europe Capital Appreciation Fund, Fidelity Advisor International Capital Appreciation Fund, Fidelity Advisor Japan Fund, and Fidelity Advisor Overseas Fund in order to afford additional time to solicit further shareholder votes and attain quorum. He stated that all other proposals for Fidelity Advisor Global Equity Fund, Fidelity Advisor Korea Fund, and Fidelity Advisor Latin America Fund were approved by shareholders at the February 14, 2001 meeting.

Mr. Dwight stated that in order to afford additional time to solicit further shareholder votes, this meeting will be adjourned, to be reconvened on June 13, 2001 at 8:15 a.m. at an office of the Trust, 10th floor, 27 State Street, Boston, Massachusetts.

There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

ATTEST:

Debra Capua

Secretary Pro Tempore